Exhibit 99.2

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Third Quarter		First Nine Months
	2024	2023	2024	2023
	(in millions, except per share amounts)
Railway operating revenues
Merchandise	$1,861	$1,800	$5,628	$5,504
Intermodal	763	737	2,250	2,296
Coal	427	434	1,221	1,283
Total railway operating revenues	3,051	2,971	9,099	9,083

Railway operating expenses
Compensation and benefits	690	715	2,126	2,098
Purchased services and rents	497	517	1,541	1,519
Fuel	216	289	757	867
Depreciation	339	326	1,011	968
Materials and other	(188)	205	200	622
Restructuring and other charges	60	—	156	—
Eastern Ohio incident	(159)	163	368	966
Total railway operating expenses	1,455	2,215	6,159	7,040

Income from railway operations	1,596	756	2,940	2,043

Other income – net	34	40	69	153
Interest expense on debt	203	182	608	527

Income before income taxes	1,427	614	2,401	1,669

Income taxes	328	136	512	369

Net income	$1,099	$478	$1,889	$1,300

Earnings per share – diluted	$4.85	$2.10	$8.34	$5.70

Weighted average shares outstanding – diluted	226.5	227.0	226.3	227.8

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2024	2023
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$975	$1,568
Accounts receivable – net	1,302	1,147
Materials and supplies	288	264
Other current assets	125	292
Total current assets	2,690	3,271

Investments	3,968	3,839
Properties less accumulated depreciation of $13,855 and $13,265, respectively	35,390	33,326
Other assets	1,207	1,216

Total assets	$43,255	$41,652

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,614	$1,638
Income and other taxes	179	262
Other current liabilities	1,329	728
Current maturities of long-term debt	555	4
Total current liabilities	3,677	2,632

Long-term debt	16,644	17,175
Other liabilities	1,786	1,839
Deferred income taxes	7,363	7,225

Total liabilities	29,470	28,871

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 226,239,662 and 225,681,254 shares, respectively, net of treasury shares	228	227
Additional paid-in capital	2,223	2,179
Accumulated other comprehensive loss	(332)	(320)
Retained income	11,666	10,695

Total stockholders’ equity	13,785	12,781

Total liabilities and stockholders’ equity	$43,255	$41,652

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	First Nine Months
	2024	2023
	($ in millions)
Cash flows from operating activities
Net income	$1,889	$1,300
Reconciliation of net income to net cash provided by operating activities:
Depreciation	1,011	968
Deferred income taxes	141	(53)
Gains and losses on properties	(425)	(34)
Changes in assets and liabilities affecting operations:
Accounts receivable	(156)	(65)
Materials and supplies	(24)	(50)
Other current assets	80	37
Current liabilities other than debt	774	538
Other – net	(189)	(135)

Net cash provided by operating activities	3,101	2,506

Cash flows from investing activities
Property additions	(1,706)	(1,491)
Acquisition of assets of CSR	(1,643)	(5)
Property sales and other transactions	527	62
Investment purchases	(318)	(120)
Investment sales and other transactions	349	160

Net cash used in investing activities	(2,791)	(1,394)

Cash flows from financing activities
Dividends	(915)	(920)
Common stock transactions	15	(9)
Purchase and retirement of common stock	—	(503)
Proceeds from borrowings	1,051	2,303
Debt repayments	(1,054)	(933)

Net cash used in financing activities	(903)	(62)

Net increase (decrease) in cash and cash equivalents	(593)	1,050

Cash and cash equivalents
At beginning of year	1,568	456

At end of period	$975	$1,506

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$571	$451
Income taxes (net of refunds)	284	521

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Sales of Railway Lines

During the third quarter of 2024, we completed sales of two railway lines in the states of Virginia and North Carolina resulting in gains of $380 million on operating property sales included in “Materials and other” expense. The gains from these transactions are reflected in “Gains and losses on properties” and cash proceeds of $389 million are included in “Property sales and other transactions” on the Consolidated Statement of Cash Flows.

2. Restructuring and Other Charges

We recognized $60 million in the third quarter of 2024 related to expenses associated with the rationalization of certain software development projects that had not been placed into service and reflecting certain equipment at its net realizable value in advance of the planned disposition of that asset class. The $156 million recognized during first nine months of 2024, also includes $96 million of costs associated with our voluntary and involuntary separation programs that reduced our management workforce and costs associated with the appointment of our chief operating officer. Additionally, “Other income – net” for the first nine months includes a $20 million curtailment gain on our other postretirement benefit plan resulting from the restructuring, recorded in the second quarter of 2024.

3. Eastern Ohio Incident

On February 3, 2023, a train operated by us derailed in East Palestine, Ohio (the Incident). We recognized expenses of $368 million and $966 million during the first nine months of 2024 and 2023, respectively, for costs related to the Incident. Insurance recoveries exceeded expenses by $159 million in the third quarter of 2024 compared to expenses of $163 million in the third quarter of 2023. The total expense recognized in the first nine months of 2024 includes the impact of $552 million in insurance recoveries, of which $288 million was recognized in the third quarter 2024. During the first nine months of 2023, $25 million in recoveries were recorded. Any additional amounts recoverable under our insurance policies or from third parties will be reflected in future periods in which recovery is considered probable. No amounts have been recorded related to potential third-party recoveries, which may reduce amounts payable by our insurers under applicable insurance coverage.

4. Shareholder Advisory Costs

“Other income – net” includes costs associated with shareholder advisory matters, which amounted to $1 million and $51 million during the third quarter and first nine months of 2024, respectively.

5. Deferred Income Taxes

During the first nine months of 2024, we recorded a $27 million reduction to deferred income taxes, the result of a subsidiary restructuring that reduced our estimated deferred state income tax rate.

6. Stock Repurchase Program

We did not repurchase shares of common stock under our stock repurchase program in the first nine months of 2024, while we repurchased and retired 2.2 million shares of common stock at a cost of $508 million in the first nine months of 2023, inclusive of excise taxes.